Exhibit 99.1

FOR IMMEDIATE RELEASE

Limbach Holdings Reports First Quarter 2017 Results

First Quarter 2017 Revenues up 17.8%, Led by Service Revenue Growth of 46.5%

Conference Call Scheduled for 9:00am ET Tuesday May 16, 2017

PITTSBURGH, PA. – May 15, 2017 -- Limbach Holdings, Inc. (NASDAQ: LMB) (“Limbach” or the “Company”) today announced financial results for the quarter ended March 31, 2017. Revenues increased 17.8% to $115.2 million in the first quarter of 2017. Service segment revenue of $23.7 million grew 46.5% from the prior year while Construction segment revenues rose 12.1%.

Other key financial highlights of the quarter included:

•	Gross margin was 12.0%, compared with 11.3% in the fourth quarter of 2016 as the project mix in the Construction segment improved while higher-margin Service segment revenues continued to increase.
•	Year over year Construction segment revenue growth of 12.1% was nearly double that of the broader non-residential construction sector, which was up 6.3% over the same period.
•	Net loss was $(1.2) million, compared to net income of $1.5 million for the prior year quarter in which the Company operated as a private business and thus incurred no public company expenses. As previously reported, the Company expanded its 2016 audit, which led to an increase in expense in Q1, which the Company believes is a onetime occurrence.
•	Year to date, design-assist win rate of approximately 50%; win rate approaching 33% in competitively-bid opportunities.
•	Revenues were split 79%/21% between Construction and Service segments.

Management Commentary

Charlie Bacon, CEO of Limbach commented, “The first quarter of 2017 featured a number of highlights, most notable of which was year over year growth of 46.5% in our Service sector business. This Service growth is pushing us towards management's goal of a 25%/75% revenue mix between our Service and Construction offerings. At the same time, our Construction segment continued its double-digit growth at 12.1% versus the prior year first quarter. This is nearly double that of the broader non-residential construction sector which was up 6.3% year on year in the first quarter. Our resulting aggregate revenue growth was a solid 17.8%.”

Mr. Bacon continued, “Our booked revenues did eat into our backlog a bit during the quarter. We were pleased to secure a number of projects in the design phase during the quarter, but could not book the full construction value. We do not include the construction portion of those contracts in our backlog until the scope of the project is properly defined and the budget for the construction phase is agreed upon. As those projects advance to the construction phase, along with continued new business wins, we expect our organic growth to continue. Our Limbach Engineering and Design Services group continues to assist us in driving this growth along with strong customer relationships. Combining our strong focus on long term customer relationships with the incredible engineering talent within our LEDS group, our year to date project win rate for design assist contracts is in the 50% range. Even in competitively-bid situations our win rate has improved to approximately 33%, which is above our historical win-rate. Through early May, we have secured commitments on new construction projects totaling just over $280 million. This includes approximately $79.4 million of work which was booked into backlog in Q1. The balance of this new work we expect to come into backlog in Q2 through early Q4. This is giving us strong visibility on 2017 and a firming picture for 2018, into 2019."

Limbach Holdings, Inc. May 15, 2017	Page 2

First Quarter Highlights

Revenues

First quarter 2017 revenues of $115.2 million were up 17.8% versus $97.8 million for the prior year period, led by Service segment growth of 46.5%. Construction segment revenues were also up solidly with growth of 12.1% versus the prior year period. As a percentage of revenues, Construction represented 79% while Service provided the remaining 21%.

Gross Margin

Gross margin for the first quarter of 2017 was 12.0%, up from 11.3% for the fourth quarter of 2016, although down from 12.4% for the prior year period. The sequential increase in aggregate gross margin was driven by continued growth in higher-margin Service revenues coupled with project mix in the Construction segment. Construction segment gross margin was 9.8% in the first quarter of 2017, up from 9.1% in the fourth quarter of 2016, although down from 10.7% in the prior year period. Service segment gross margin decreased to 20.3% in the first quarter of 2017, versus 21.2% in the year-ago period due to an increase in larger-dollar, lower-margin owner direct projects won. On a dollar basis, gross profit in the first quarter was $13.8 million, compared with $12.1 million for the prior year period.

Operating Income (loss)

The Company reported an operating loss of $(1.8) million compared to operating income of $2.3 million for the prior year period. The decline in operating income was due primarily to increased Selling, General and Administrative expenses. First quarter 2017 Selling, General and Administrative expense increased to $14.6 million from $9.8 million in the first quarter of 2016. As a percentage of total revenue, first quarter 2017 SG&A accounted for 12.6% compared 10.1% of total revenue in the first quarter of 2016. The majority of these SG&A increases are costs associated with our 2016 audit, including one-off, non-recurring expenses of $1.3 million associated with our first quarter review of our accounts payable cutoff procedures for accruing job cost expense associated with work in progress as well as for accruing selling, general and administrative expenses.

Backlog

Aggregate backlog at the end of the first quarter was $416.0 million, a decrease of 4.2% compared with $434.3 million at December 31, 2016. The sequential decline in backlog was due primarily to delays in setting firm construction values with our Construction awards which normally follow design build/design assist contracts. Limbach only includes the engineering value of the projects in backlog until firm awards are received for Construction work.

Within the aggregate backlog figures, Construction backlog at March 31, 2017 was $373.1 million, a decrease of 4.4% from $390.2 million at December 31, 2016. The Company expects approximately 76% of Construction backlog to be converted to revenues within the current fiscal year. In addition, Service backlog at March 31, 2017 was $42.9 million compared to $44.1 million as of December 31, 2016, a decrease of 2.7%. Backlog growth is expected as we convert our preconstruction / engineering phase project awards into full construction contracts.

Limbach Holdings, Inc. May 15, 2017	Page 3

Balance Sheet

At March 31, 2017, the Company had current assets of $148.0 million and current liabilities of $115.0 million, representing a current ratio of 1.29x. Working capital was $33.0 million at March 31, 2017, an increase of $4.6 million or 16.1% from December 31, 2016. Long-term debt, net of the current portion was $26.8 million at March 31, 2017, up from $21.5 million at December 31, 2016. As of March 31st we had drawn $6 million on our revolver to cover heavier than normal cash disbursements to support growth along with 2016 incentive payments made in the first quarter.

2017 Guidance

The Company is reaffirming its previously issued revenue and Adjusted EBITDA guidance for 2017:

FY 2017 Estimate
Revenues	$460 - $480 million
Adjusted EBITDA	$18 – 20 million

With respect to projected fiscal 2017 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to taxes, which are excluded from Adjusted EBITDA. We expect the variability of this item to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

Conference Call Details

Date: Tuesday, May 16, 2017

Time: 9:00 a.m. Eastern Time

Participant Dial-In Numbers:

Domestic callers: (866) 604-1698

International callers: (201) 389-0844

Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of LMB’s website at www.limbachinc.com or by clicking on the conference call link: http://limbachinc.equisolvewebcast.com/q1-2017. An audio replay of the call will be archived on the Company’s website for 365 days.

Limbach Holdings, Inc. May 15, 2017	Page 4

LIMBACH HOLDINGS, INC

Condensed Consolidated Statements of Operations

(Unaudited)

	Successor	Predecessor
	Three months ended March 31,
(in thousands, except share data and per share data)	2017	2016
Revenue	$115,190	$97,819
Cost of revenue	101,421	85,678
Gross profit	13,769	12,141
Operating expenses:
Selling, general and administrative expenses	14,567	9,841
Amortization of intangibles	1,008	-
Total operating expenses	15,575	9,841
Operating income (loss)	(1,806)	2,300
Other income (expenses):
Interest income (expense), net	(454)	(835)
Gain (loss) on sale of property and equipment	(37)	4
Total other expenses	(491)	(831)
Income (loss) before income taxes	(2,297)	1,469
Income tax benefit	1,083	-
Net income (loss)	(1,214)	1,469
Dividends on cumulative redeemable convertible preferred stock	238	-
Net loss attributable to Limbach Holdings, Inc. common stockholders	$(1,452)
Net income attributable to Limbach Holdings LLC member unit holders		$1,469
Successor EPS
Basic earnings (loss) per share for common stock:
Net loss attributable to Limbach Holdings, Inc. common stockholders	$(0.19)
Diluted earnings (loss) per share for common stock:
Net loss attributable to Limbach Holdings, Inc. common stockholders	$(0.19)
Weighted average number of shares outstanding:
Basic	7,454,591
Diluted	7,454,591

Limbach Holdings, Inc. May 15, 2017	Page 5

LIMBACH HOLDINGS, INC.

Condensed Consolidated Balance Sheets

	Successor
(in thousands, except share data)	March 31, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,291	$7,406
Restricted cash	113	113
Accounts receivable, net	107,475	113,972
Costs and estimated earnings in excess of billings on uncompleted contracts	29,722	31,959
Other current assets	4,442	1,733
Total current assets	148,043	155,183
Property and equipment, net of accumulated depreciation of $4.2 million and $2.6 million at March 31, 2017 and December 31,2016, respectively	17,881	18,541
Intangible assets, net	16,799	17,807
Goodwill	10,488	10,488
Deferred tax asset	5,350	4,268
Other assets	558	588
Total assets	$199,119	$206,875

LIABILITIES
Current liabilities:
Current portion of long-term debt	$5,989	$4,476
Accounts payable, including retainage	53,837	57,034
Billing in excess of costs and estimated earnings on uncompleted contracts	34,115	39,190
Accrued expenses and other current liabilities	21,074	26,029
Total current liabilities	115,015	126,729
Long-term debt	26,772	21,507
Other long-term liabilities	722	817
Total liabilities	142,509	149,053
Commitments and contingencies	-	-
Redeemable convertible preferred stock, net, par value of $0.0001, 1,000,000 shares authorized, 400,000 issued and outstanding as of March 31, 2017 and December 31, 2016, respectively ($10,569 and $10,365 redemption value at March 31, 2017 and December 31, 2016, respectively)	10,614	10,374
STOCKHOLDERS' EQUITY
Common stock, par value $0.0001, 100,000,000 shares authorized; 7,454,491 issued and outstanding at March 31, 2017 and December 31, 2016	1	1
Additional paid-in capital	55,162	55,162
Accumulated deficit	(9,167)	(7,715)
Total stockholders' equity	45,996	47,448
Total liabilities and stockholders' equity	$199,119	$206,875

Limbach Holdings, Inc. May 15, 2017	Page 6

LIMBACH HOLDINGS, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Successor	Predecessor
	Three months ended March 31,
(in thousands)	2017	2016
Cash flows from operating activities:
Net income (loss)	$(1,214)	$1,469
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	2,646	694
Allowance for doubtful accounts	266	22
Capitalized deferred interest on subordinated debt	-	729
Amortization of debt issuance costs	45	-
Deferred tax benefit	(1,083)	-
Accretion of preferred stock discount to redemption value	2	-
(Gain) loss on sale of property and equipment	37	(4)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	6,231	(6,075)
(Increase) decrease in costs and estimated earnings in excess of billings on uncompleted contracts	2,237	(1,536)
(Increase) decrease in other current assets	(573)	(82)
(Increase) decrease in other assets	-	(115)
Increase (decrease) in accounts payable	(3,197)	(4,919)
Increase (decrease) in billings in excess of costs and estimated earnings on uncompleted contracts	(5,075)	5,258
Increase (decrease) in accrued expenses and other current liabilities	(4,955)	(2,679)
Increase (decrease) in other long-term liabilities	(94)	227
Net cash used in operating activities	(4,727)	(7,011)
Cash flows from investing activities:
Proceeds from sale of property and equipment	7	4
Purchase of property and equipment	(630)	(746)
Net cash used in investing activities	(623)	(742)
Cash flows from financing activities:
Proceeds from revolving credit facility	-	23,533
Payments on revolving credit facility	-	(21,033)
Payments on Credit Agreement term loan	(750)	-
Proceeds from Credit Agreement revolver	13,034	-
Payments on Credit Agreement revolver	(7,034)	-
Payments on term loan	(20)	(526)
Payments on insurance financed premium	(591)	-
Payment on capital leases	(404)	(307)
Net cash provided by financing activities	4,235	1,667
Decrease in cash and cash equivalents	(1,115)	(6,086)
Cash and cash equivalents, beginning of period, Limbach Holdings, Inc.	7,406	-
Cash and cash equivalents, beginning of period, Limbach Holdings LLC	-	6107
Cash and cash equivalents, end of period	$6,291	$21
Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Property and equipment acquired with capital leases	$393	$500
Insurance financed premium	$2,135	$-
Interest paid	$409	$119

Limbach Holdings, Inc. May 15, 2017	Page 7

LIMBACH HOLDINGS, INC.

OPERATING RESULTS BY SEGMENT

(Unaudited)

	Successor	Predecessor
	Three months ended March 31,		Increase/
(in thousands)	2017	2016	(Decrease)
	($)	($)	$	%
Revenue:
Construction	$91,465	$81,620	$9,845	12.1%
Service	23,725	16,199	7,526	46.5%
Total revenue	115,190	97,819	17,371	17.8%

Cost of revenue:
Construction	82,516	72,912	9,604	13.2%
Service	18,905	12,766	6,139	48.1%
Total cost of revenue	101,421	85,678	15,743	18.4%

Gross Profit:
Construction	8,949	8,708	241	2.8%
Service	4,820	3,433	1,387	40.4%
Total gross profit	13,769	12,141	1,628	13.4%

Selling, general and administrative expenses:
Construction	7,281	5,367	1,914	35.7%
Service	3,451	2,902	549	18.9%
Corporate	3,835	1,572	2,263	144.0%
Total selling, general and administrative expenses	14,567	9,841	4,726	48.0%

Amortization of intangibles	1,008	-	1,008	100.0%

Operating income (loss):
Construction	1,668	3,341	(1,673)	-50.1%
Service	1,369	531	838	157.8%
Corporate	(4,843)	(1,572)	(3,271)	-208.1%
Operating income (loss)	$(1,806)	$2,300	$(4,106)	-178.5%

Limbach Holdings, Inc. May 15, 2017	Page 8

* Use of Non-GAAP Financial Measures

Adjusted EBITDA

In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measure is Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash expenses or expenses that are unusual or non-recurring. We believe that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. We understand that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA. Our calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income (loss) calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. A reconciliation of Adjusted EBITDA to net income (loss), the most comparable GAAP measure, is provided below.

Reconciliation of adjusted EBITDA to Net Income (Loss)

	Successor	Predecessor
	Three Months Ended March 31,
(in thousands)	2017	2016
Net income (loss)	$(1,452)	$1,469

Adjustments:
Depreciation and amortization	2,646	694
Interest expense	454	835
Income tax benefit	(1,083)	-
Adjusted EBITDA	$565	$2,998

Limbach Holdings, Inc. May 15, 2017	Page 9

About Limbach

Limbach Holdings, Inc. is an integrated building systems provider – managing all components of mechanical, electrical, plumbing and control systems, from system design and construction through performance and maintenance. The Company engineers, constructs and services the mechanical, plumbing, air conditioning, heating, building automation, electrical and control systems in both new and existing buildings. Customers include building owners in the private, not-for-profit and public/government sectors. With headquarters in Pittsburgh, PA, Limbach operates from 10 strategically located business units throughout the United States including Western Pennsylvania (Pittsburgh), Eastern Pennsylvania (Warrington, PA), New Jersey (South Brunswick), New England (Wilmington, MA), Ohio (Columbus and Athens, OH), Michigan (Pontiac and Lansing, MI), Southern California (Garden Grove, CA), and Mid-Atlantic (Laurel, MD). Our design engineering and innovation center, Limbach Engineering & Design Services, is based in Orlando, Florida. Harper Building Systems, a Limbach Holdings, Inc. company, operates throughout Florida with offices in Tampa and Lake Mary, North of Orlando. Our approximately 1,500 employees strive to be the customer’s 1st Choice in terms of the services provided, vertical markets and geographies served. Our commitment to safety, advanced technology, human development and reliable execution has enabled Limbach to attract and retain the industry’s top leadership talent, skilled craftspeople and professional management staff.

Forward-Looking Statements

We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, adjusted EBITDA, revenues, expenses, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made, and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K , which is available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.

Limbach Holdings, Inc. May 15, 2017	Page 10

Investor Relations:

The Equity Group Inc.

Jeremy Hellman, CFA

Senior Associate

(212) 836-9626 / jhellman@equityny.com

Or

Limbach Holdings, Inc.

John T. Jordan, Jr.

Executive Vice President and Chief Financial Officer

(301) 623-4799 / john.jordan@limbachinc.com

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